Exhibit 10.6

AMENDMENT OF LICENSE AND DISTRIBUTION AGREEMENT

This Amendment is made as of the 11th day of May, 2004, between ARCHIPELAGO HOLDINGS, L.L.C., a Delaware limited liability company (“Archipelago”), and TOWNSEND ANALYTICS, LTD., an Illinois corporation (“TAL”).

1.                                       Reference is hereby made to that certain License and Distribution Agreement dated as of January 7, 1999 (the “Agreement”), between Archipelago and TAL. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement.  TAL agrees to waive the RealTrade order entry fee under Section 4.1(a)(ii) of the Agreement, in consideration of the following:

2.                                       The parties agree that from and after May 15th, 2004, in lieu of the monthly royalty amount due and payable under Section 4.1(a)(i) of the Agreement, Archipelago shall pay to TAL the applicable license fees set forth in the Schedule A of the standard TAL Subscriber Agreement now or hereafter in effect for each RealTick licensed to Archipelago or to any Archipelago Subscriber during any month.

3.                                       In addition the royalties due in Section 2 above, Archipelago shall pay to TAL $*** per month.

4.                                       The parties agree that the fee specified in Section 3 above was determined based on the usage and behavior patterns with respect to orders entered by Archipelago or the Archipelago Subscribers at the time of this Agreement.  The parties agree that should such behavior change in any material manner, and if as a result of such change either party reasonably and in good faith believes that an adjustment in the amount of the payments owing by Archipelago to TAL under this Amendment is necessary and appropriate, then the parties shall in good faith negotiate a fair and equitable adjustment to such amount. If the parties are unable to reach an agreement regarding such adjustment, either party may terminate the Agreement upon not less than 90 days prior notice of such termination to the other party.

5.                                       Except as expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date written above.

ARCHIPELAGO HOLDINGS, L.L.C.		TOWNSEND ANALYTICS, LTD.

By:	/s/Michael Cormack	By:	/s/MarrGwen Townsend
Title:	President	Title:	VP

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.